Title: PERSONAL SECURITIES TRADING GUIDELINES
Section: COMPLIANCE
Ref. No.: E-04
Adopted/Revised: May 1, 2005
CHICAGO EQUITY PARTNERS
PERSONAL SECURITIES TRADING GUIDELINES
Pertinent Regulation:
Investment Company Act 17(j)-1
Investment Advisers Act Rule 204A, 203(e) &(f), 204-2(a)(13)

Other Related Policies:
Code of Ethics - Policy A-01
Each Associate, Director or Managing Director (collectively, “Covered Persons”) of Chicago Equity Partners is subject to the Chicago Equity Partners Code of Ethics. This code specifically states that “Covered Persons must never make changes in their personal investments on the basis of confidential information”. Employees may only place trades based on information available to the general public.
Consistent with the above policies all Covered Persons of Chicago Equity Partners are subject to the following personal security trading guidelines.

I.	PERSONAL SECURITY TRADING GUIDELINES

A.	PERSONAL SECURITY TRADES. No Covered Person will trade for their personal account based on knowledge of trades by any account managed by Chicago Equity Partners. Covered Persons are expected to maintain the highest standards of personal integrity in regard to any personal securities activity. The mere appearance of impropriety is to be avoided due to the position of public trust in which and Chicago Equity Partners operates.

B.	PURPOSE. These guidelines are designed to provide rules governing the purchase and sale of individual securities by Covered Persons who may have access to sensitive investment information. They apply to all purchases and sales of securities and their derivatives unless specifically exempted below.

C.	INDIVIDUAL TRADING. Covered Persons are encouraged by management to use mutual funds for personal investment purposes. However, Covered Persons are permitted to trade in individual securities as long as they observe these guidelines.

D.
QUARTERLY REPORTING. Covered Persons must report all securities transactions in which they have a direct or indirect beneficial interest within ten calendar (10) days following the end of a quarter. The personal securities trading (PST) forms used to report these transactions will be distributed by the Compliance Department at the end of each quarter and shall include (i) the date of the transaction; (ii) title, interest and maturity date (if applicable), number of shares and principal amount; (iii) nature of the transaction; (iv) price; and (v) broker.

E.	EXEMPT SECURITIES. These guidelines do not apply to individual purchases or sales in the securities listed below. In addition, trades in these securities are not required to be reported on the quarterly PST report. Holdings of these securities must be reported on the Annual Listing of Assets.

1.	Open-end mutual funds whether proprietary or non-proprietary.

2.	Money market instruments.

3.	US Government securities.

4.	Short-term US Government agency securities and short-term securities guaranteed by the US Government or its agencies.

5.	Derivative securities of any of the above instruments.

6.	Securities purchased under an existing dividend reinvestment program.

F.	PRECLEARANCE. All purchases and sales of individual securities, including put and call transactions, must be precleared by two of the following employees: the Chief Compliance Officer, the Managing Director responsible for Trading or the Head Equity Trader. (In the absence of two of these individuals, any Managing Director may serve as a substitute.)

1.	Preclearance is effective only for the day it is granted. Covered Persons must complete their trade within the same day of receiving preclearance.

2.	Original Preclearance forms are retained by the Compliance Department.

3.	Preclearance will not be authorized if the trading desk is working on an order for client(s) in the security for which the trade is being requested.Preclearance is not required for exchange-traded or stock index futures (i.e., the S&P 500) yet transactions in such securities must be reported on the quarterly PST form. Nor is preclearance required for spousal trades in which the Covered Person does not have a direct or indirect beneficial interest, and copies of the spouse’s brokerage confirmations and statements are being sent to the Compliance Department for Chicago Equity Partners.

G.
SECURITY TRADES. Covered Persons cannot personally trade in securities that are listed in the rebalancing list developed from the rebalancing meetings of the Equity Research unit for a period of 15 calendar days. The following two examples provide further clarification of this requirement.

1.	If ATT was added to the rebalancing list on March 3, the 15-day clock would begin and no Covered Person could buy or sell ATT until March 18.

2.	If there is a subsequent decision involving the same security during the 15-day period, the clock starts anew. Again, if on March 3 ATT was added to the rebalancing list, the 15-day clock would begin and no Covered Person could buy or sell ATT until March 18. If on March 10, the Research unit made an additional recommendation to increase the holdings of ATT the 15-day clock would begin again. Thus, in this example, no one could buy or sell ATT for their own account from March 3 to March 25 (15 days after March 10).
H.
BLACK OUT PERIODS. In addition to the purchase and sale restrictions noted above, no Fund manager or equity analyst may purchase or sell a security for their own account within seven (7) calendar days before and after the fund he/she manages or supports, trades in that security.

I.
SHORT-TERM TRADING. Covered Persons may not profit from the purchase and sale, or sale and purchase, of the same securities within a period of 60 calendar days. This prohibition includes any derivative or market equivalent of the security. Profits recognized on short-term trades ( i.e., trades made within a 60 day period) will be required to be disgorged. This prohibition applies to any trade of the Covered Person and is not contingent on the security being held by a fund. It also includes trades in options and futures.

J.	OTHER PROHIBITED TRANSACTIONS.

1.	Covered Persons subject to these guidelines are prohibited from acquiring securities through an initial public offering.

2.	Covered Persons may not acquire securities through private placements.

3.	The provisions of sections I, J, and K include transactions in corporate and municipal bonds.

4.	Covered persons may not engage in market timing transactions in mutual funds advised or sub-advised by Chicago Equity Partners. In order to control the potential for market timing, covered persons investing in such funds must hold the shares of these funds for at least 30 calendar days. Additionally, in order to monitor transactions in such funds, covered persons investing these funds must supply copies of their purchase and sale confirms to the Compliance Department.

II.	MONITORING AND DISCLOSURE

The Compliance Department of Chicago Equity Partners will monitor the observance of these guidelines and are authorized to modify these requirements upon proper disclosure and under appropriate circumstances.

A.	BROKERAGE STATEMENTS. Covered Persons subject to these guidelines are required to provide the Compliance Department with copies of their brokerage statements and trading confirmations.

B.	ANNUAL LISTING OF ASSETS. In January of each year, all Covered Persons subject to these Guidelines will provide the Compliance Department with a statement of assets. Such statement shall include (i) the title, number of shares and principal amount of each security held; (ii) the name of any broker or bank with whom a securities account is maintained; and (iii) the date of the statement. Any exceptions or irregularities will be reported to the Board of Managers.

C.	INITIAL LISTING OF ASSETS. The Compliance Department will obtain a list of assets, that contains the information in B above, from new Covered Persons within ten (10) calendar days of becoming a covered person.

D.	Quarterly reports will be reviewed by the Compliance Department. Any exceptions, failure to follow preclearance guidelines or other irregularities will be reported to the Board of Managers.

E.	The Compliance Department shall maintain all records required to be retained under Rule 17j-1 and the Advisers Act.